TRACTOR SUPPLY COMPANY
SEVERANCE PLAN

THIS SEVERANCE PLAN, adopted as of November 6, 2019 (the “Effective Date”) by TRACTOR SUPPLY COMPANY, a Delaware corporation, has been established to provide for the payment of severance benefits to Eligible Employees (as defined below).
Section 1.Definitions. Unless the context clearly indicates otherwise, when used in this Plan:
(a)“Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity. For purposes of determining whether an Eligible Employee has had a Separation from Service, Section 1.409A-1(h)(3) of the Treasury Regulations shall determine whether an Affiliate is a “service recipient” under Section 409A of the Code.

(b)“Annual Compensation” means the Eligible Employee’s Base Salary in effect immediately prior to the date of the Eligible Employee’s Separation from Service and Bonus.

(c)“Base Salary” means an Eligible Employee’s annual rate of base salary in effect on the date in question, determined on a “gross wages” basis (i.e., prior to reduction for any employee-elected salary reduction contributions made to an Employer-sponsored non-qualified deferred compensation plan or an Employer-sponsored plan pursuant to Section 401(k) or 125 of the Code), and excluding bonuses, overtime, allowances, commissions, deferred compensation payments and any other extraordinary remuneration.

(d)“Board” means the board of directors of the Company.

(e)“Bonus” means the amount equal to the average of the annual cash bonus earned by an Eligible Employee under the Company’s applicable annual cash incentive bonus plan in each of the last three (3) Fiscal Years.

(f)“Bonus Fraction” means, with respect to any Eligible Employee, a fraction, the numerator of which shall equal the number of days the Eligible Employee was employed by the Eligible Employee’s Employer in the Fiscal Year in which the Eligible Employee’s termination occurs and the denominator of which shall equal 365.

(g) “Cause” means, with respect to an Eligible Employee, “Cause” as defined in such individual’s employment or similar agreement with the Company or an Affiliate, or in the absence thereof, “Cause” shall mean an Eligible Employee’s:

(1)material failure to perform, or negligence in the performance of, reasonably assigned duties of the Eligible Employee’s position, which failure the Eligible Employee does not cure within fifteen days of the Company providing written notice of such failure;

(2)material personal dishonesty or willful misconduct in the performance of duties or with respect to the Company or its Affiliates;

(3)misappropriation of funds or fraud with respect to the Company or its Affiliates;

(4)conviction of, or a plea of guilty or nolo contendere to, a felony or other crime involving dishonesty or moral turpitude; or

(5)(a) any breach by an Eligible Employee of, or any act by the Eligible Employee causing the Company or its Affiliates to breach, applicable laws or regulations relating to securities of the Company or its Affiliates or other material laws or regulations relating to the Company or its Affiliates, or (b) any willful or grossly negligent act by the Eligible Employee resulting in an investigation by the Securities and Exchange Commission, which, in each of cases (a), and (b) above, that materially adversely affects the Company or its Affiliates or the Eligible Employee’s ability to perform his or her duties to his or her Employer.

For purposes of this definition, an act, or failure to act, on an Eligible Employee’s part shall be deemed “willful” if done, or omitted to be done, by the Eligible Employee in bad faith and without reasonable belief that the action or omission was in the best interest of his or her Employer.
(h)“Change in Control Agreement” means the Tractor Supply Company Change in Control Agreements as in effect with an Eligible Employee from time to time.

(i)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(j)“Code” means the Internal Revenue Code of 1986, as amended.

(k)“Committee” means the Compensation Committee of the Board.

(l)“Company” means Tractor Supply Company, a Delaware corporation and, where the context requires, any wholly-owned subsidiary thereof.

(m)“Disability” means an Eligible Employee who, as a result of incapacity due to physical or mental illness, becomes eligible for benefits under the long-term disability plan or policy of the Company or a subsidiary in which the Eligible Employee is eligible to participate. All determinations of Disability shall be subject to the disability claims and appeals provision of Section 2560.503-1 of the Department Labor Regulations.

(n)“Eligible Employee” means a person qualifying as a Senior Vice President or an Executive Vice President of the Company and the President of Petsense, LLC and designated by the Board as eligible to receive benefits hereunder on the Effective Date.

(o)“Executive Vice President” means any Executive Vice President of the Company.

(p)“Employer” means, with respect to any Eligible Employee, the legal entity that employed such person prior to any termination of employment contemplated hereunder.

(q)“Fiscal Year” means any given fiscal year of the Company.

(r) “Plan” means this Tractor Supply Company Severance Plan, as in effect from time to time.

(s)“Release” means a general release in the form attached as Exhibit B.

(t) “Senior Vice President” means any Senior Vice President of the Company.

(u)“Separation from Service” means the date of an Eligible Employee’s “separation from service” from the Company and all of its Affiliates within the meaning of Code Section 409A and the regulations promulgated thereunder, applying the default terms thereof, and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

Section 2.Severance Benefits. Each Eligible Employee who (i) executes a Release in the manner prescribed by the Company within 45 days following such Eligible Employee’s involuntary Separation from Service initiated by the Company without Cause (and does not revoke such Release within the 7-day revocation period therein), and (ii) agrees at such time to be subject to the restrictive covenants set forth on Exhibit A shall, on the 60th day following the Separation from Service (such period, the “Severance Delay Period”), become entitled to the following:

(a)Severance Pay. Each such Eligible Employee shall be entitled to receive cash severance pay from the Company, payable as provided in Section 3, in an amount equal to the Eligible Employee’s Annual Compensation.

(b)Pro-Rata Bonus. Each such Eligible Employee shall be entitled to receive a pro-rata Bonus (using the Bonus Fraction) for the fiscal year in which the Separation from Service occurs, with such pro-rata Bonus payable in cash at the same time as paid to similarly situated employees. The pro-rata Bonus shall be determined based on achievement of the applicable performance goals for the Bonus and payable in accordance with Section 3 below.

(c)Right of Offset. Notwithstanding anything contained in this Section 2 to the contrary, in the event the Eligible Employee accepts other employment or provides consulting, advisory or other services during the period in which the Company is required to make payments pursuant to Section 2(a) or (b), such Eligible Employee shall notify the Company in writing within three (3) business days that such Eligible Employee has accepted such employment or agreed to provide such consulting, advisory or other services and the terms of the employment or engagement. To the extent permitted by Section 409A of the Code, the Company’s obligation to make payments pursuant to Section 2(a) and (b) shall be reduced dollar-for-dollar by the amount of compensation earned by such Eligible Employee from such other employment or for providing such services during the period in which the Company is required to make payments pursuant to Section 2(a) or (b). In addition, notwithstanding anything contained in this Agreement to the contrary, the Company’s obligation to make payments pursuant to Section 2(a), (b) and (d) shall immediately terminate in the event the Eligible Employee violates in any material respect any of the provisions of Exhibit A of this Agreement, and the Company may recover any payments previously made by the Company pursuant to this Section 2(c), provided that such Eligible Employee may keep the equivalent of one month’s worth of the Eligible Employee’s Annual Compensation as in effect on the date of this Agreement as consideration for executing the Release. The cessation or recovery of these payments shall be in addition to, and not as alternative to, any other remedies at law or in equity available to the Company, including without limitation the right to seek specific performance or an injunction.

(d)Welfare Benefit Continuation. For each such Eligible Employee, for one (1) year following the Eligible Employee’s Separation from Service (the “Employee Welfare Continuation Period”), the Eligible Employee and such Eligible Employee’s spouse and eligible dependents (each as defined under the applicable program) shall be eligible to elect COBRA continuation coverage and receive medical and dental insurance coverages through COBRA (in accordance with and subject to the limitations thereunder) at the same benefit levels as provided to similarly situated former employees of the Company from time to time, for which the Company will reimburse the Eligible Employee (on an after-tax basis according the Company’s normal payroll schedule) during the Employee Welfare Continuation Period for the total amount of the monthly COBRA medical and dental insurance premiums payable by the Eligible Employee for such continued benefits (on a monthly premium basis) immediately prior to such termination of employment, provided, however, that if, during the Employee Welfare Continuation Period, the Eligible Employee becomes employed by a new employer that provides medical and dental coverage, the Company’s obligation to pay or reimburse the Eligible Employee for the premiums for the continuing medical and dental coverage (or any cash payments in lieu thereof) under COBRA shall cease. For the avoidance of doubt, the Eligible Employee shall be responsible for any state or federal income tax consequences of such payments and this Section 2(d) shall not extend any applicable COBRA coverage period for the any Eligible Employee (or their dependents). For purposes of the payment or reimbursement of COBRA premiums, the Company may treat the amounts paid by it for premiums as taxable to the Eligible Employee or make such payments (less any required withholding) directly to the applicable insurer to the extent required to avoid adverse consequences to the Eligible Employee or the Company under either Section 105(h) of the Code, or the Patient Protection and Affordable Care Act of 2010 as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) (collectively, the “PPACA”); provided, further, that the Company may modify or discontinue the reimbursement for continuation coverage contemplated by this Section 2(d) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the PPACA (to the extent applicable).

(e)Equity Grants. Outstanding equity-based awards granted to an Eligible Employee prior to the Effective Date shall continue to vest in accordance with their respective terms until the date of the Separation from Service. Notwithstanding any contrary provisions of the applicable equity award agreements,

(i)subject to subsections (ii) and (iii) below, all of the Eligible Employee’s unvested options and restricted stock units (“RSUs”) outstanding on the date of the Separation from Service that are scheduled to vest within twelve (12) months from the date of the Separation from Service shall become vested as of the date of the Separation from Service; provided that with respect to RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the vesting without triggering a tax or penalty under Section 409A of the Code, the payment of such RSUs shall be made at the earliest time permitted under the applicable stock plan and award agreement that will not trigger a tax or penalty under Section 409A of the Code and shall be subject to any valid deferral election made thereunder;

(ii)all of the Eligible Employee’s outstanding unvested performance share units and performance-based RSUs for which the performance period has ended shall vest on the date of the Separation from Service; provided that with respect to any performance share units that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the vesting without triggering a tax or penalty under Section 409A of the Code, the payment of performance share units or performance-based RSUs shall be made at the earliest time permitted under the applicable stock plan and award agreement that will not trigger a tax or penalty under Section 409A of the Code;

(iii)all of the Eligible Employee’s outstanding performance share units and performance-based RSUs for which the performance period has not ended as of the date of the Separation from Service shall terminate as of the date of the Separation from Service; and

(iv)all unvested stock options and RSUs not covered by subsections (i), (ii) and (iii) above shall terminate on the date of the Separation from Service.

Section 3.Time of Severance Payments. The cash severance payable to an Eligible Employee under Section 2(a) above shall be paid to such Eligible Employee over a twelve (12) month period less applicable withholdings under Section 5 of this Plan on the Company’s regular payroll cycle occurring immediately following the Severance Delay Period. The cash severance payable to an Eligible Employee under Section 2(b) shall be paid to such Eligible Employee in a single lump sum less applicable withholdings under Section 5 of this Plan at the same time that bonuses are paid to the Company’s eligible active employees in the Fiscal Year following the Fiscal Year in which the bonus was earned and in accordance with the applicable annual cash incentive bonus plan. Notwithstanding the foregoing, in either case the Company shall not be required to pay the cash severance pay (or other severance benefits in Section 2) in the event such Eligible Employee does not sign a Release within the required time period or prior to the end of the Severance Delay Period or such Eligible Employee revokes the Release or if the Eligible Employee violates any of the restrictive covenants set forth on Exhibit A. Notwithstanding the foregoing, if the Severance Delay Period begins and ends in separate calendar years, then the cash severance payments provided for herein shall be made in the later calendar year in all instances. The foregoing shall be subject to the provisions of Section 6(b) relating to Section 409A of the Code, if and to the extent applicable.

Section 4.Accrued Benefits. Upon an Eligible Employee’s involuntary Separation from Service initiated by the Company without Cause, such Eligible Employee shall be entitled to receive the following as accrued benefits (the “Accrued Benefits”): (i) any unpaid Base Salary through the date of such Eligible Employee’s Separation from Service, (ii) any earned but unpaid Bonus applicable to the Fiscal Year immediately preceding the Fiscal Year in which the Separation from Service occurs and (iii) a cash payment equal earned but unused vacation days through the date of such Eligible Employee’s Separation from Service. In addition, such Eligible Employee shall be entitled to prompt reimbursement of any unreimbursed expenses properly incurred by such Eligible Employee in accordance with Company policies prior to the date of such Eligible Employee’s termination. Such Eligible Employee shall also be able to receive such other benefits to which such Eligible Employee may be entitled pursuant to the terms and conditions of (1) the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy and as provided in Section 12(a) of this Plan, and (2) the indemnification and D&O insurance plans, policies or programs of the Company.

Section 5.Tax Withholding. The Company shall withhold from any amount payable to an Eligible Employee pursuant to this Plan, and shall remit to the appropriate governmental authority, any income, employment or other tax the Company is required by applicable law to so withhold from and remit on behalf of such Eligible Employee.

Section 6.Section 409A.
(a)It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code, and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if (i) on the date of an Eligible Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), the Eligible Employee is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (ii) any payments to be provided to the Eligible Employee pursuant to this Agreement which constitute “deferred compensation” for purposes of Section 409A of the Code are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Eligible Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Eligible Employee’s death. Any payments delayed pursuant to this Section 6(a) shall be made in a lump sum on the first day of the seventh month following Eligible Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Eligible Employee’s death.

(b)To the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement in which Eligible Employee participates during the term of Eligible Employee’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, the such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

(c)     Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of

Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(d)For the avoidance of doubt, any payment due under this Agreement within a period following Eligible Employee’s termination of employment or other event, shall be made on a date during such period as determined by the Company in its sole discretion, and in accordance with Section 409A.

(e)This Agreement shall be interpreted in accordance with, and the Company and the Eligible Employee will use their best efforts to achieve timely compliance with, Section 409A of the Code and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date of this Agreement. By accepting this Agreement, Eligible Employee hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A of the Code to any tax, economic or legal consequences of any payments payable to Eligible Employee hereunder. Further, by the acceptance of this Agreement, Eligible Employee acknowledges that (i) Eligible Employee has obtained independent tax advice regarding the application of Section 409A of the Code to the payments due to Eligible Employee hereunder, (ii) Eligible Employee retains full responsibility for the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to Eligible Employee hereunder and (iii) the Company shall not indemnify or otherwise compensate Eligible Employee for any violation of Section 409A of the Code that may occur in connection with this Agreement.

Section 7.Dispute Resolution. Any dispute hereunder or with regard to any document or agreement referred to herein shall be resolved by arbitration before JAMS in Nashville, Tennessee. The determination of the arbitrator shall be final and binding on the parties hereto and may be entered in any court of competent jurisdiction.

Section 8.Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Tennessee without regard to the conflicts of laws principles thereof.

Section 9.Legal Fees. All reasonable legal fees and expenses incurred by an Eligible Employee in connection with any non-frivolous claim to enforce any right to payment made pursuant to this Plan shall be borne by the Company.

Section 10.Plan Term; Amendment and Termination. The term of this Plan shall expire eighteen (18) months after the date a new, non-interim Chief Executive Officer begins employment with the Company replacing Gregory A. Sandfort (the “Plan Term”). No amendment or termination of the Plan shall impair the rights of an Eligible Employee who has incurred a Separation from Service with entitlement to severance payments of benefits under the Plan. Subject to the foregoing limitation, the Company reserves the right to amend or terminate the Plan, by action of the Committee.

Section 11.Nature of Plan and Rights. This Plan is an unfunded employee welfare benefit plan and no provision of this Plan shall be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to any Eligible Employee or former Eligible Employee. Any payment which becomes due under this Plan to an Eligible Employee shall be made by the Company out of its general assets, and the right of any Eligible Employee to receive a payment hereunder the Company shall be no greater than the right of any unsecured general creditor of the Company. The Plan is intended to be exempt from the requirements of the Employee Retirement Income Security Act of 1974, as amended.

Section 12.Entire Agreement; Offset; No Interference.
(a)This Plan constitutes the entire understanding between the Company and the Eligible Employees with respect to the subject matter hereof and, except as expressly provided herein, supersedes the provisions of all other prior agreements expressly concerning the payment of severance benefits upon a Separation from Service of an Eligible Employee; provided, that except as otherwise provided herein, awards pursuant to equity plans of the Company shall be subject to the relevant award agreements thereunder.

(b)Except as expressly provided herein, and subject to the severance payment and benefit provisions hereof, this Plan shall not interfere in any way with the right of the Company to reduce the Eligible Employee’s compensation or other benefits or terminate the Eligible Employee’s employment, with or without Cause.

Section 13.Spendthrift Provision. No right or interest of an Eligible Employee under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Eligible Employee.

Section 14.Notice. Notice of termination for Cause shall be given in accordance with this Section, and shall indicate the specific termination provision under the Plan relied upon, and the relevant facts and circumstances. Any notice and all other communication provided for in this Plan shall be in writing and shall be deemed to have been duly given when received at the respective addresses set forth below, or to such other address as the Company or the Eligible Employee may have furnished to the other in writing in accordance herewith.

If to the Company:

Tractor Supply Company
5401 Virginia Way
Brentwood, TN 37027
If to Eligible Employee:
To the most recent address of Eligible Employee set forth in the personnel records of the Company.
Section 15.Other Plans and Agreements; Change of Control Agreements.

(a)Unless otherwise provided herein, nothing in this Plan shall prevent or limit an Eligible Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company or its Affiliates for which the Eligible Employee may qualify, nor, except as explicitly set forth in this Plan, shall anything herein limit or otherwise affect such rights as a participant may have under any other contract or agreement with the Company or any of its Affiliates. Any economic or other benefit to an Eligible Employee under this Plan, other than the Accrued Benefits, will not be taken into account in determining any benefits to which the Eligible Employee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and its Affiliates, unless provided otherwise in any such plan.

(b)Notwithstanding Section 15(a), and except as specifically provided below, any severance payments or benefits received by an Eligible Employee pursuant to this Plan shall be in lieu of any general severance policy or other severance plan maintained by the Company or its Affiliates.

(c)In the event that an Eligible Employee incurs a Separation from Service in circumstances under which the Eligible Employee becomes entitled to severance payments or benefits pursuant to a Change in Control Agreement, then the Eligible Employee shall not be entitled to any severance payments or benefits under this Plan as a result of such Separation from Service and, in lieu of, and not in duplication of, any severance payments or benefits the Eligible Employee would otherwise to be entitled to receive under the Plan, the Eligible Employee shall receive the severance payments or benefits to which the Eligible Employee is entitled under the Change in Control Agreement, payable or provided under the terms, and subject to the conditions, of the Change in Control Agreement.

(d)Notwithstanding Section 15(a), if an Eligible Employee incurs a Separation from Service in circumstances under which the Eligible Employee would become entitled to severance payments or benefits both pursuant to this Plan and pursuant to any employment agreement or similar agreement with the Company or an Affiliate (an “Employment Agreement”), then the Eligible Employee shall receive severance payments or benefits only under either the Plan or the Employment Agreement, whichever of those two arrangements would provide the Eligible Employee with the greater aggregate severance payments and benefits, payable or provided under the terms, and subject to the conditions, of either the Plan or the Eligible Employee’s Employment Agreement, as applicable. Any severance payments or benefits received by an Eligible Employee under the Plan pursuant to the immediately preceding sentence shall be in lieu of, and not in duplication of, any severance payments or benefits the Eligible Employee would otherwise be entitled to receive under the Eligible Employee’s Employment Agreement, and any severance payments or benefits received by an Eligible Employee under the Eligible Employee’s Employment Agreement pursuant to the immediately preceding sentence shall be in lieu of, and not in duplication of, any severance payments or benefits the Eligible Employee would otherwise be entitled to receive under the Plan.

Section 16.Effectiveness. This Plan shall be effective as of the Effective Date and shall remain in effect for the Plan Term, as provided in Section 10.

Section 17.Claims Procedure.

(a)In General. An Eligible Employee may file a claim for benefits hereunder with the Company. The Company will notify the claimant of any adverse benefit determination within a reasonable period of time, but in no event later than sixty (60) days after receipt of the claim. The sixty (60) day period may be extended by an additional sixty (60) days for matters beyond the control of the Company as long as the claimant is notified of the reasons for such extension and the time by which a decision will be rendered prior to the expiration of the initial sixty (60) day period. An adverse benefit determination by Company may be appealed as provided in this Section.

(b)Adverse Benefit Determination. The Company will provide written or electronic notification of an adverse benefit determination within the timeframes set forth in

Section 17(a) above. This notification will include: (i) the specific reasons for the adverse benefit determination; (ii) reference to the specific Plan provisions on which the determination was based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is needed; (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures; (v) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim other than documents which are attorney work product or which are subject to attorney-client privilege; and (vi) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(c)Appeals. Upon receipt of notification of an adverse benefit determination, the claimant shall have sixty (60) days from such date to file an appeal with the Company. The claimant may submit written comments, documents, records and other information relating to the claim. The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Company will provide written or electronic notification to the claimant of its decision on appeal within a reasonable period of time, but in no event later than sixty (60) days after receipt of the appeal. This sixty (60) day period may be extended by an additional sixty (60) days for matters beyond the control of the Company as long as the claimant is notified of the reasons for such extension and the time by which a decision will be rendered prior to the expiration of the initial sixty (60) day period. The Company’s notification of its decision on appeal shall include the following:

(i)The specific reasons for the adverse appeal determination;

(ii)Reference to the specific Plan provisions on which the determination was based;

(iii)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, other than documents which are attorney work product or which are subject to attorney-client privilege; and

(iv)A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

Exhibit A
CONFIDENTIALITY AND NON-COMPETITION RESTRICTIVE COVENANTS
I.    Confidentiality. While employed by the Company, and for twenty-four (24) months after the Separation from Service, no Eligible Employee shall, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its Affiliates, except when required to do so by applicable law, by a court, by any governmental agency, or by any administrative body or legislative body (including a committee thereof); provided, however, that the Eligible Employee shall give reasonable notice under the circumstances to the Company that he or she has been notified that he or she will be required to so disclose as soon as possible after receipt of such notice in order to permit the Company to take whatever action it reasonably deems necessary to prevent such disclosure and the Eligible Employee shall cooperate with the Company to the extent that it reasonably requests him or her to do so. For purposes of this paragraph I, “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company, its Affiliates or customers, that, in any case, is not otherwise available to the public (other than by the Eligible Employee’s breach of the terms hereof). Notwithstanding anything herein to the contrary, nothing in this Plan shall: (i) prohibit an Eligible Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; (ii) require notification or prior approval by the Company of any reporting described in clause (i), (iii) prohibit an Eligible Employee from receiving any monetary award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, (iv) prevent or prohibit an Eligible Employee from participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act of 2002 or any other whistleblower protection provisions of state or federal law or regulation, or (v) prevent or prohibit an Eligible Employee from filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.
II.    Non-Competition and Non-Solicitation. In consideration of the Company’s obligations under the Plan to which this Exhibit A is attached, each Eligible Employee agrees that (A) for a period of twelve (12) months after termination of employment with the Company, without the prior written consent of the Board, he or she will not, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer or agent of, enter into the employment of, act as a consultant to, or perform any services for any retailer principally in the farm and ranch, pet or animal products and services sectors and (B) for a period of twenty-four (24) months he or she shall not, on his or her own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who is or has been employed by the Company or its Affiliates at any time during the twelve (12) months immediately preceding such solicitation.
III.    Non-Disparagement. As a condition of participation in this Plan and the continued receipt of any benefits hereunder, each Eligible Employee agrees that, during his or her employment with the Company or any of its Affiliates, and for a period of twenty-four (24) months after termination of employment with the Company, the Eligible Employee shall not make, nor cause any one else to make or cause on the Eligible

Employee’s behalf, any public disparaging or derogatory statements or comments regarding the Company or its Affiliates, or their respective officers or directors.
IV.    Employee’s Cooperation. During the term of an Eligible Employee’s employment, the period over which an Eligible Employee is receiving payments hereunder, and a reasonable time thereafter, such Eligible Employee shall cooperate with the Company and its Affiliates in any disputes with third parties, internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, the Eligible Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Eligible Employee’s possession, all at times and on schedules that are reasonably consistent with the Eligible Employee’s other permitted activities and commitments). In the event the Company requires an Eligible Employee’s cooperation in accordance with this paragraph after the term of an Eligible Employee’s employment, the Company shall reimburse the Eligible Employee for reasonable travel and other out-of-pocket expenses upon submission of receipts.
V.    Exception. Notwithstanding anything contained in this Exhibit A, nothing herein shall (i) prohibit any Eligible Employee from serving as an officer, employee or independent consultant of any business unit or subsidiary which would not otherwise be in competition with the Company or its Affiliates, but which business unit is a part of, or which subsidiary is controlled by, or under common control with, an entity that would be in competition with the Company or its Affiliates, so long as the Eligible Employee does not engage in any activity which is in competition with any business of the Company or its Affiliates or (ii) be construed so as to preclude the Eligible Employee from investing in any publicly or privately held company, provided the Eligible Employee’s beneficial ownership of any class of such company’s securities does not exceed 5% of the outstanding securities of such class.
VI.    Enforcement. If an Eligible Employee has breached any of the covenants contained in this Exhibit A, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments or providing benefits otherwise required by this Plan and/or obtain an injunction against the Eligible Employee from any court having jurisdiction over the matter restraining any further violation of this Exhibit A by the Eligible Employee. Further, if in the opinion of any court of competent jurisdiction any of the restraints identified herein is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

EXHIBIT B
FORM OF GENERAL RELEASE

This Release (this “Release”), dated as of [_________], 20__ is executed by [______________] (“Executive”) as of the date set forth herein.

WHEREAS, Tractor Supply Company, a Delaware corporation (the “Company”), has adopted that certain Severance Plan dated as of November 6, 2019 (the “Plan”);

WHEREAS, Executive’s last date of employment with the Company shall be [_________], 20____;

WHEREAS, pursuant to Section 2 of the Plan, in consideration of the Company’s willingness to provide benefits thereunder, it is an obligation of Executive that he executes and delivers this Release.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.Executive Release. Executive, ON BEHALF OF HIMSELF, ATTORNEYS, HEIRS, EXECUTORS, ADMINISTRATORS, AGENTS, ASSIGNS AND ANY TRUSTS, PARTNERSHIPS AND OTHER ENTITIES UNDER HIS CONTROL (TOGETHER, THE “EXECUTIVE PARTIES”), HEREBY GENERALLY RELEASES AND FOREVER DISCHARGES the Company, its respective affiliates, parent, subsidiaries, predecessors, successors and assigns and their respective past and present stockholders, members, directors, officers, executives, agents, representatives, principals, insurers and attorneys, in their individual, corporate and official capacities (together the “Company Parties”) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, KNOWN OR UNKNOWN, CONTINGENT OR NON-CONTINGENT, of any kind and every nature whatsoever, and WHETHER OR NOT ACCRUED OR MATURED, which any of them have or may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, OR ANY OTHER MATTERS OR THINGS OCCURRING OR EXISTING AT ANY TIME PRIOR TO AND INCLUDING THE EXECUTION DATE OF THIS RELEASE (including, but not limited to, any claim against the Company Parties based on, relating to or arising under wrongful discharge, breach of contract (whether oral or written), tort, fraud (including fraudulent inducement into this Release), defamation, negligence, promissory estoppel, retaliatory discharge, Title VII of the Civil Rights Act of 1964, as amended, any other civil or human rights law, the Age Discrimination in Employment Act of 1967, Americans with Disabilities Act, Employee Retirement Income Security Act of 1974, as amended, the application of Section 409A of the Internal Revenue Code of 1986, as amended, the Family and Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Immigration Reform Control Act, the Genetic Information Non-Discrimination Act, and the Equal Pay Act, as well as all federal and state executive orders including Executive Order 11246, or any other federal, state or local law relating to employment or discrimination in employment) arising out of or relating to Executive’s employment by the Company or his services as an officer or Executive of the Company or any of its subsidiaries, or otherwise relating to the termination of such employment or the Plan (collectively, ‘‘Claims”); provided, however, such general release will not limit or release the Company Parties from their respective obligations (i) under the Plan that expressly survives termination of employment, (ii) under the Company’s benefit plans and agreements that expressly survive termination of employment, including without limitation the Company’s equity incentive plans, or (iii) in respect of Executive’s services as an officer or director of the Company or any of its subsidiaries, pursuant to any director and officer indemnification agreements or as provided by law or the certificates of incorporation or by-laws (or like constitutive documents) of the Company or any of its subsidiaries. Executive, ON BEHALF OF HIMSELF AND THE EXECUTIVE PARTIES, hereby represents and warrants that no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his or their behalf; except, nothing in this Release prevents Executive from filing a charge or claim with a federal, state or local administrative agency, although by signing this Release, Executive waives his right to recover any damages other relief in any claim or suit brought by Executive or by or through such agency, except where prohibited by law.
2.Acknowledgement of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that (a) he has been advised that he should consult with an attorney prior to executing this Release, (b) he has been given twenty-one (21) days within which to consider this Release before executing it and (c) he has been given at least seven (7) days following the execution of this Release to revoke this Release.

3.Acknowledgment. Executive acknowledges that he understands the terms of this Release and that he has executed this Release knowingly and voluntarily. Executive acknowledges that, in consideration for the covenants and releases contained herein, he will receive benefits and payments described in the Plan, and that he would not receive such benefits and payments without the execution of this Release.

4.Severability. All provisions of this Release are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release. Executive hereto further agrees that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

5.Specific Performance. If a court of competent jurisdiction determines that Executive has breached or failed to perform any part of this Release, Executive agrees that the Company will be entitled to seek injunctive relief to enforce this Release.

6.Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Tennessee without reference to principles of conflict of laws.

IN WITNESS WHEREOF, Executive has hereunto set his hands, as of the day and year first above written.

[Executive]